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                                                       Exhibit 23.1


                          CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated March 22, 1996, appearing on page F-2 of PETsMART, Inc.'s Annual Report on Form 10-K for the year ended January 28, 1996. We also consent to the incorporation by reference of our report dated March 22, 1996, appearing on pages F-2 and F-3 of the Current Report on Form 8-K/A dated January 30, 1996 and filed on or about April 15, 1996. We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Price Waterhouse LLP
Price Waterhouse LLP


Phoenix, Arizona
May 1, 1996